Exhibit 99.1

Contact:
Timothy Cunningham
eLoyalty Corporation
(847) 582 7015
ir@eloyalty.com

eLoyalty Provides Business Update
Company also reschedules quarterly conference call

Lake Forest, IL, September 30, 2003 — eLoyalty Corporation, a leading enterprise CRM services and solutions company (NASDAQ: ELOY), today provided an update on significant elements of its business, including: third quarter revenue estimate; business development activities; the status of its Managed Services Business; cost reduction activity; and a rescheduling of its quarterly conference call.

Third Quarter Revenue Estimate

The company presently estimates that its third quarter revenues will be in a range of $13.2 to $13.5 million, which is below its previous expectation. The principal factors for this change in revenue outlook are as follows:

•	A slowdown in spending at three of the company’s large existing clients

•	The delayed start-up of large new engagements and the addition of a majority of new accounts occurring late in the third quarter, thereby limiting the impact on third quarter revenues

Business Development Activities

During the back half of the third quarter eLoyalty has experienced two important customer wins:

•	A significant contract which will run over the next 12 months for a call center technology and process improvement project at a major transportation company

•	Notification that we were selected for a significant multi-year Managed Services engagement for a large national financial services firm

In addition, the company expects to add nine new accounts for the third quarter. This is on top of the 10 new clients that were added in the second quarter and compares favorably with the 4 new accounts that were added in total during the previous two quarters.

Managed Services Update

Based on recent contractual activity and the large engagement referenced above, the company continues to build momentum in its Managed Services business. We have 28 Managed Services customers and we currently expect to recognize $2.1 to $2.3 million in Managed Services revenues in the fourth quarter of this year. At $2.3 million, this would represent almost a 30% increase on a year over year basis for the fourth quarter.

Cost Reduction Activity

Notwithstanding the improved business development momentum, the company expects market conditions to remain challenging for the foreseeable future. Accordingly, in order to reduce its costs, as well as to better align senior resources to client facing activities, the company has completed a realignment of certain business development and delivery activities, which will result in approximately $1.3 million of reduced quarterly operating expenses on a run rate basis. An approximate pre-tax charge of $1.1 million for severances and related costs is presently expected for the third quarter of 2003 as a result of these actions.

Commenting on the company’s business update, Kelly Conway, eLoyalty CEO said, “The environment for consulting services remains challenging, yet we are very pleased by our recent significant wins, increase in new account activity and growth in our Managed Services business. We will continue to focus on expanding our account base, growing our Managed Services business and reducing our costs to manage through this difficult period.”

Third Quarter Conference Call

eLoyalty will provide an update of its financial results during its quarterly conference call, which the company also announced has been rescheduled. The company will release its third quarter 2003 financial results after the close of market on Thursday, November 6, 2003. eLoyalty management will host a conference call at 8:30 a.m. Eastern time on Friday, November 7, 2003.

The conference call will be available live via the Internet at the Investor Relations section of eLoyalty’s web site at www.eloyalty.com/investor_relations/. It is recommended that participants access the web site at least fifteen minutes before the conference call begins to download and install any necessary audio software.

For those who cannot access the live broadcast, a replay of the conference call will be available beginning two hours after the live call is completed until November 14, 2003 by dialing (888) 509-0081 or, for international callers, (416) 695-5275. There is no passcode for the replay.

About eLoyalty

eLoyalty is a leading management consulting, systems integration, and managed services company focused on optimizing customer interactions. With professionals in offices throughout North America and Europe, eLoyalty’s broad range of enterprise Customer Relationship Management (CRM)-related services and solutions include creating customer strategies; defining technical architectures; selecting, implementing and integrating best-of-breed CRM software applications; and providing ongoing support for multivendor systems. The combination of eLoyalty’s methodologies and technical expertise enables eLoyalty to deliver the tangible economic benefits of customer loyalty for its Global 2000 clients. For more information about eLoyalty, visit www.eloyalty.com or call 877-2ELOYAL.

ASSUMPTIONS UNDERLYING FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This news release contains forward-looking statements, including references to plans, strategies, objectives and anticipated future performance and other statements not strictly historical in nature, which are based on current management expectations, forecasts and assumptions. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors that might cause such a difference include, among others: the ability to attract new clients and continuation of existing and new business from existing clients; reliance on major clients and suppliers, increasing client concentration and maintenance of good relations with key business partners; maintenance of the company’s reputation and financial strength to remain competitive; management of the risks associated with increasingly complex client projects and new services offerings, including risks involving the variability and predictability of the number, size, scope, cost and duration of, and revenues from, client engagements, unanticipated cancellations or deferrals, collection of billed amounts, shifts from time and materials to alternative or value-based pricing and variable employee utilization rates, project personnel costs and project requirements; management of growth and expansion of business with new services offerings and into new markets; continued access to capital resources to meet eLoyalty’s operating and financial needs; implementation of appropriate infrastructure in a timely and cost-effective manner; the ability to attract and retain highly skilled employees in a competitive information technology labor market; demand for CRM services and software generally and continuing intense competition in the information technology services industry generally and particularly in the provision of CRM services and software; the rapid pace of technological innovation in the information technology services industry and the ongoing challenge of creating innovative solutions that meet client expectations; risks associated with eLoyalty’s global operations; future legislative, regulatory or legal actions affecting the information technology services industry or the protection of eLoyalty’s intellectual property rights; the continued impact of the slowdown in the economy on eLoyalty’s financial results; and other general business, capital market and economic conditions and volatility. For further information about these and other risks, see eLoyalty’s recent SEC filings, including, without limitation, its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as those identified under “Risk Factors” in the Registration Statement on Form S-3 filed on September 24, 2002.